Exhibit 10.1

CEDAR FAIR, L.P.

AMENDED AND RESTATED EXECUTIVE CHANGE OF CONTROL PLAN

Adopted: July 26, 1995

Revised: January 28, 1998

Revised: May 9, 2002

Revised: June 8, 2004

Revised: July 18, 2007

A.	PURPOSE:

Cedar Fair, L.P. (the “Partnership”) has established this Cedar Fair, L.P. Amended and Restated Executive Change of Control Plan (“Plan”) in order to clarify the circumstances under which certain key executive employees of Cedar Fair Management, Inc. and/or Magnum Management Corporation (both hereinafter referred to as the “Company”) could be terminated for cause and to provide these executive employees with assurances in the event a termination of employment or deemed termination occurs after a change of control of the Partnership.

B.	ELIGIBILITY:

This Plan shall cover the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Corporate Vice President-Administration, the Corporate Vice President-Planning & Design, and certain other key executive employees as designated by the Board of Directors of Cedar Fair Management, Inc. (each, an “Executive”). The Executives so designated by the Board of Directors of Cedar Fair Management, Inc. (“Board”) shall continue to be covered by this Plan during their employment by the Partnership or one of its “Affiliates.” For purposes of this Plan, “Affiliates” shall mean all persons with whom the Partnership would be considered a single employer under Section 414(b) or Section 414(c) of the Internal Revenue Code of 1986, as amended (“Code”). Notwithstanding the foregoing, an Executive shall not participate in this Plan during any period of time in which a written employment agreement or other agreement between/among the Company and/or the Partnership and an Executive is in effect which contains change in control provisions relating to the change in control of the Partnership.

C.	DEFINITION OF CHANGE IN CONTROL:

A “Change in Control” of the Partnership shall mean a “change in control event” within the meaning of Section 409A of the Code and the April 10, 2007, final regulations thereunder (collectively “Section 409A”) if, by analogy to the rules applicable to corporations under Section 409A, the Partnership would be considered to have undergone a “change in control event” under Section 409A.

D.	TERMINATION FOR CAUSE:

1.	The Company or the Partnership may terminate an Executive’s employment for Cause. For the purposes of this Plan, the Company or the Partnership shall have “Cause” to terminate an Executive’s employment only under the following circumstances:

a.	If termination shall have been the result of an act or acts by the Executive which have been found by an applicable court to constitute a felony; or

b.	If termination shall have been the result of an act or acts of dishonesty or significant impropriety by the Executive resulting or intended to result directly or indirectly in significant gain or personal enrichment (monetary or otherwise) to the Executive at the expense of or detriment to the Company or the Partnership; or

c.	Upon the willful and continued failure by the Executive substantially to perform his duties with the Company or the Partnership (other than any such failure resulting from incapacity due to mental or physical illness) after a demand in writing for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, and such failure results in demonstrably material injury to the Company or the Partnership.

The Executive’s employment shall not be considered to have been terminated by the Company or the Partnership for Cause if such termination took place as the result of (i) the Executive’s bad judgment or negligence or (ii) any act or omission believed by the Executive in good faith to have been in or not opposed to the best interest of the Company or the Partnership. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of termination, approved by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth above in clauses a, b, or c, above, of Item 1 of this Section D, and specifying the particulars thereof in detail.

2.	If the Executive’s employment shall be terminated for Cause, the Executive shall be paid his full base salary through the date of termination at the rate in effect at the time notice of termination is given, and neither the Company nor the Partnership shall have any further obligations to the Executive under this Plan or otherwise, except as may be provided under the terms of any written agreement between/among the Executive and the Company and/or the Partnership.

E.	DEEMED TERMINATION AFTER CHANGE IN CONTROL:

Any of the following events shall be deemed to be a termination of the Executive’s employment (a “Deemed Termination” or “Deemed Terminated”) by the Company and/or the Partnership if they occur within twenty-four (24) months following a Change in Control:

1.	Forced relocation of the Executive’s place of employment by the greater of thirty-five (35) miles, or the distance constituting a “material change in the geographic location” of the Executive’s place of employment (within the meaning of Section 409A).

2.	Reduction of the Executive’s base salary or significant reduction of his responsibility.

3.	Elimination of the Executive’s job.

Notwithstanding the foregoing, Executive shall not have incurred a Deemed Termination unless:

a.	Executive incurs a “separation from service” (as the term is defined under Section 409A) within the twenty-four (24) month period following the effective date of the Change in Control; and

b.	Executive provides notice to the Company within ninety (90) days of the event that constitutes the Deemed Termination; and

c.	The Company has at least thirty (30) days in which to remedy its action.

F.	SEVERANCE PAYMENT IF TERMINATION OCCURS AFTER CHANGE IN CONTROL:

If, at any time within twenty-four (24) months after a Change in Control occurs, the Executive’s employment with the Company and/or the Partnership is involuntarily terminated (other than for Cause, as described in Section D) or the Executive incurs a Deemed Termination hereunder (within the meaning of Section E, above), then subject to Item 6 of this Section F, the Partnership and/or the Company shall make the following cash payments and provide the following benefits to the affected Executive:

1.	President and/or Chief Executive Officer

a.	If the Executive is the President and/or Chief Executive Officer, three (3) times average annual Cash Compensation (as defined in Item 6 of this Section F) for the previous three (3) years (or for the period of such Executive’s employment with the Company or Partnership if less than three (3) years) preceding the calendar year in which the Change in Control occurred, less One United States Dollar (US $1.00); and

b.	For a thirty-six- (36-) month period after the date of termination or Deemed Termination, the Partnership or the Company shall provide life, disability, accident, and health insurance benefits substantially similar to those that were received or entitled to be received by the Executive immediately before termination. If re-employment occurs, neither the Company nor the Partnership shall provide these benefits any longer.

2.	Chief Operating Officer

Chief Financial Officer

a.	If Executive is either the Chief Operating Officer or the Chief Financial Officer, two and one-half (2.5) times average annual Cash Compensation (as defined in Item 6 of this Section F) for the previous three (3) years (or for the period of such Executive’s employment with the Company or Partnership if less than three (3) years) preceding the calendar year in which the Change in Control occurred, less One United States Dollar (US $1.00); and

b.	For a thirty- (30-) month period after the date of termination or Deemed Termination, the Partnership or the Company shall provide life, disability, accident, and health insurance benefits substantially similar to those that were received or entitled to be received by such Executive immediately before termination. If re-employment occurs, neither the Company nor the Partnership shall provide these benefits any longer.

3.	Corporate Vice President, Administration

Corporate Vice President, Planning & Design

Regional Vice Presidents

Corporate Division Heads

a.	If the Executive is the Corporate Vice President, Administration; Corporate Operating Officer; a Regional Vice President; or a Corporate Division Head, two (2) times average annual Cash Compensation (as defined in Item 6 of this Section F) for the previous three (3) years (or for the period of such Executive’s employment with the Company or Partnership if less than three (3) years) preceding the calendar year in which the Change in Control occurred, less One United States Dollar (US $1.00); and

b.	For a twenty-four- (24-) month period after the date of termination, the Partnership or the Company shall provide life, disability, accident, and health insurance benefits substantially similar to those that were received or entitled to be received by such Executive immediately before termination. If re-employment occurs, neither the Company nor the Partnership shall provide these benefits any longer.

4.	General Managers

a.	If the Executive is a General Manager, ninety percent (90%) of two (2) times average annual Cash Compensation (as defined in Item 6 of this Section F) for the previous three (3) years (or for the period of such Executive’s employment with the Company or Partnership if less than three (3) years) preceding the calendar year in which the Change in Control occurred; and

b.	For a twelve- (12-) month period after the date of termination, the Partnership or the Company shall provide life, disability, accident, and health insurance benefits substantially similar to those that were received or entitled to be received by such Executive immediately before termination. If re-employment occurs, neither the Company nor the Partnership shall provide these benefits any longer.

5.	Certain other Executives as designated by the Board

a.	Such cash amounts as designated by the Board.

b.	Such benefits, if any, as designated by the Board.

6.	Definitions and Conditions to Payments, Benefits, and Reimbursements

a.	For purposes of this Item 6 of Section F, “Cash Compensation” is defined, with respect to any calendar year, as (i) the total salary payable in such calendar year, (ii) the annual cash bonuses earned by the Executive during such calendar year, and accrued by the Company and/or the Partnership with respect to such calendar year, notwithstanding the fact that a portion of such bonuses may be paid to the Executive by March 15 of the following calendar year in compliance with the short-term deferral rule under Section 409A, and (iii) respect to any multi-year cash bonuses, the amount actually paid in such calendar year. For the avoidance of doubt, the term Cash Compensation does not include payments or benefits to the Executive under any employee benefit or fringe benefit plan, program, or arrangement or awards or payments under the Cedar Fair, L.P. Amended and Restated Senior Management Long-Term Incentive Compensation Plan, the Cedar Fair, L.P. Amended and Restated 2000 Equity Incentive Plan, or the Cedar Fair, L.P. Amended and Restated Supplemental Retirement Program, as such plans, programs, or arrangements currently exist or are hereafter amended. Subject to the terms and conditions of this Item 6 of Section F, cash payments under Section F shall be made not later than sixty (60) days following the date of the Executive’s involuntary termination (other than a termination for Cause) or Deemed Termination following the Change in Control.

b.	Notwithstanding any other provision of this Section F, to the extent that a payment, benefit, or reimbursement constitutes “nonqualified deferred compensation” under Section 409A:

(i)	In compliance with Section 409A, no payment or benefit shall be paid or provided unless and until Executive has incurred a “separation from service” (as defined under Section 409A) at the time his employment is terminated.

(ii)	In compliance with Section 409A, in the event Executive is a “specified employee” (as defined under Section 409A) at the time his employment is terminated, no payments hereunder shall be made, or benefits conferred, prior to the first day that is six (6) months after the date of his “separation from service” (as defined in Section 409A). Any lump-sum payments that are subject to the “specified employee” six- (6-) month delay under Section 409A shall be paid, and any delayed provision of benefits shall commence (with retroactive effect), within the first five (5) business days after the expiration of such six- (6-) month delay. Any delayed installments shall be accumulated, such that seven (7) months of payments shall be paid once payments commence, within the first five (5) business days after the expiration of such six- (6-) month delay. In each case, if such five- (5-) day period begins in one calendar year and ends in another, the Executive shall not have a right to designate the taxable year of payment.

(iii)	In compliance with Section 409A, to the extent that an Executive would receive reimbursements or in-kind benefits under this Section F:

(A) The amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year;

(B) The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred; and

(C) The right to reimbursement or right to in-kind benefit shall not be subject to liquidation or exchange for another benefit.

c.	Except as otherwise provided in a written agreement between/among an Executive and the Partnership and/or the Company, the cash payments and provision of benefits shall be in lieu of any further salary payment and provision of benefits for periods after the date of the involuntary termination or Deemed termination unless otherwise required by law.

d.	The payment of any amounts and provision of any benefits under this Section F are conditioned upon the execution and non-revocation of a separation agreement and release in a form mutually acceptable to the Executive and the Company and/or Partnership.

e.	No payment or benefit shall be paid or provided if the terms of any written employment agreement between/among an Executive and the Company and/or the Partnership provides that an Executive shall not have rights to payments or benefits under this Plan.

G.	TERMINATION PRIOR TO CHANGE OF CONTROL:

Subject to the terms and conditions set forth in any written employment agreement between/among an Executive and the Company and/or the Partnership, in the event of an Executive’s termination of employment with the Company or the Partnership, for any reason, before a Change in Control, the Executive’s rights under this Plan will terminate simultaneously with the Executive’s termination of employment.

H.	INCOME TAX PROTECTION PROVISIONS:

The payments and benefits described herein are intended to meet the requirements of Internal Revenue Code Section 409A. However, if the Internal Revenue Service shall determine that any payment or entitlement hereunder subjects an affected Executive to the additional tax described in Code Sections 409A(a)(1)(B)(i) and (ii), then the Partnership and/or the Company shall “gross up” the payments and benefits described in Section F (that is, pay an additional amount to the Executive), such that the total cash and benefits paid by the Partnership to the Executive pursuant to Section F and the aforementioned gross up, net of: (a) the additional tax described in Code Sections 409A(a)(1)(B)(i) and (ii) imposed on such Executive, and (b) the income tax liability attributable to such gross up, shall equal the amount described in Section F above for such Executive; provided that such gross-up payment shall be made by the end of the Executive’s taxable year next following his taxable year in which he remits such taxes under Section 409A.

I.	EMPLOYMENT RIGHTS:

Nothing contained herein, either express or implied, shall be construed as a contract of employment or as a creation of any right of employment on behalf of an Executive or of any duty by the Company or the Partnership prior to the occurrence of a Change in Control. Except as otherwise provided in this Section I or in any written agreement between/among an Executive and the Company and/or the Partnership, to the extent that an Executive has a written employment agreement with the Company and/or the Partnership, this Plan shall be considered a term and condition of any such employment agreement.

J.	NO SEGREGATION OF ASSETS:

Neither the Company nor the Partnership shall be required to segregate any assets with respect to benefits under this Plan, and nothing herein shall be deemed to result in any pledge or encumbrance on any of their properties.

K.	TAX REPORTING AND WITHHOLDING:

The Company and/or Partnership or any agent of the Company and/or the Partnership shall report all income required to be reported, and withhold from any payment under this Plan the amount of withholding taxes due, in the opinion of the Company and/or Partnership in respect of such income or payment and shall take any other action as may be necessary, in the opinion of the Company and/or Partnership, to satisfy all obligations for the reporting of such income and payment of such taxes. The Company, the Partnership, the Board, or any delegatee shall not be held liable for any taxes, penalties, interest, or other monetary amounts owed by the Executive or other person as a result of the deferral or payment of any amounts under this Plan or as a result of the Company’s administration of amounts subject to the Plan, except as expressly provided herein.

L.	ASSIGNMENT AND ALIENATION PROHIBITED:

Neither the Executive, his surviving spouse, nor other beneficiaries shall have the power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber, in advance, any of the amounts payable hereunder, nor shall any of such payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Executive or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

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